Exhibit (a)(35)

CONFIRMATION OF RECEIPT OF WITHDRAWAL LETTER

In connection with Nortel Networks Corporation's Offer to Exchange dated June 20, 2001, we have received your completed and signed signature page to the Withdrawal Letter.

We have withdrawn your tender of options to the Offer to Exchange. If you wish to change your mind and tender your eligible options, you may do so by completing, signing and delivering to us a NEW signature page to the Acceptance Letter in the manner and within the time deadlines specified in the Offer to Exchange.

Please be aware that you may have already received this confirmation.